Exhibit 18.0

Banca Fideuram S.p.A.
Registered office at Piazzale Giulio Douhet 31, Rome
Share Capital Euro 254,875,547.64
Registered in the Company Register of Rome and tax code no.00714540150
A company registered in the Register of Banks
Member of the sanpaolo Imi Banking Group registered in the Register of Banking Groups

Notice of shareholders’ meeting

Shareholders are invited to an Ordinary and Extraordinary Meeting at the offices in Milan, Corso di Porta Romana, 16 at 3:00 pm on 29 June 2004 on first call and, if necessary, on 30 June 2004 on second call to resolve on the following

Agenda:

-               Ordinary Part

1.             Appointment of two directors;

-               Extraordinary Part

1.             Proposals to modify the following By-Laws provisions:

article 2, 1° and 2° paragraph; article 3; article 5, 1° and 2° paragraph; article 6, (new) 2° paragraph; article 7, 1° paragraph; article 8, (new) 1° paragraph; article 10, 2° paragraph ; article 11, 1° paragraph ; article 12, (new) 3° paragraph ; article 13, 2°, (new) 3° and (new) 4° paragraph; article 15, 2°; article 16, 3° paragraph; article 17, 1°, (new) 2° and (new) 3° paragraph; article 18, (new) 3° paragraph; article 19, 1°, 2° (new) 3° and 5° paragraph; article 20, 4° and 8° paragraph; article 22, 5° paragraph; article 23, 2°, 6° and (new) 15° paragraph; article 24; article 25, article 26, article 27, article 28, (new) article 29; (new) article 30.

2.                                       Partial spin-off from Banca Fideuram S.p.A. in favour of Sanpaolo Imi S.p.A. on the basis of the respective balance sheets as of 31 December 2003. Related resolutions and granting of powers.

Shareholders who present the appropriate certificate confirming their participation in the central securities management system will have the right to take part in the Meeting.

The documentation concerning the items of the Agenda will be deposited at the Registered Office and the Italian Stock Exchange: (Borsa Italiana S.p.A.)

-               as to the ordinary part, at least 15 days prior to the Meeting;

-               as to the extraordinary part, at least 30 days prior to the Meeting.

Shareholders may obtain a copy of the above documentation.

Rome, 18 May 2004

The Vice Chairman of the Board of Directors
Mario Prati

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The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States.

The securities referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption.  The securities are intended to be made available within the United States in connection with the business combination pursuant to an exemption from the registration requirements of the Securities Act.

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The business combination described herein relates to the securities of foreign companies. The business combination is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Sanpaolo IMIand Banca Fideuram are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.